UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 5, 2012

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa, Florida 33602

(Address of principal executive offices and zip code)

(813) 228-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 5, 2012, Tampa Electric Company (the “Company”) completed its previously reported offering of $300 million aggregate principal amount of 4.10% Notes due 2042 (the “Notes”). The Notes were sold at 99.724% of par. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $296.2 million. In connection with completing the issuance and sale of the Notes, the Company entered into a ninth supplemental indenture (the “Ninth Supplemental Indenture”) with The Bank of New York Mellon, as trustee, supplementing the Indenture dates of July 1, 1998 (the “Base Indenture,” and together with the Ninth Supplemental, the “Indenture”). Copies of the Ninth Supplemental Indenture and the 4.10% Notes due 2042 are filed herewith as Exhibits 4.23 and 4.24, respectively, and incorporated herein by reference.

The Notes mature on June 15, 2042 and bear interest at a rate of 4.10% per annum, which is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2012. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. At any time prior to December 15, 2041, the Company may redeem all or any part of the Notes at its option at a redemption price equal to the greater of (i) 100% of the principal amount of Notes to be redeemed or (ii) the sum of the present values of the remaining payments of principal and interest on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis at the applicable treasury rate (as defined in the Indenture), plus 25 basis points; in either case, the redemption price would include accrued and unpaid interest to the redemption date. At any time on or after December 15, 2041, the Company may at its option redeem the Notes, in whole or in part, at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay principal of or premium, if any, on the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company described in the Indenture.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind and annul that declaration and its consequences.

The Notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated debt.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Base Indenture as filed with the Securities and Exchange Commission on June 3, 1998 as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-55873), and the Ninth Supplemental Indenture and the 4.10% Notes due 2042 filed herewith as Exhibits 4.23 and 4.24, respectively.

The underwriters or affiliates of the underwriters are lenders in the credit facilities of the Company and TECO Energy, Inc. (the Company’s parent company), and they and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company, and to TECO Energy, Inc. and its other subsidiaries. The underwriters and their affiliates have received, and may in the future receive, customary compensation from the Company, TECO Energy, Inc. or its other subsidiaries for such services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement on Form S-3 of TECO Energy, Inc. and the Company, previously filed with Securities and Exchange Commission (File No. 333-179719-02), the Company is filing the Indenture as Exhibit 4.23 to such Registration Statement and the 4.10% Notes due 2042 as Exhibit 4.24 to such Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.23	Ninth Supplemental Indenture dated as of May 31, 2012 between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.24	4.10% Notes due 2042. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012	TAMPA ELECTRIC COMPANY

	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Vice President – Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)

Exhibit Index

Exhibit No.	Description of Exhibit

4.23	Ninth Supplemental Indenture dated as of May 31, 2012 between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.24	4.10% Notes due 2042. Filed herewith.